Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

June 1, 2026

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

Re:	ClearSign Technologies Corporation – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ClearSign Technologies Corporation, a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (File No. 333-288736) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), (ii) the base prospectus, dated as of July 28, 2025 (the “Base Prospectus”), included in the Registration Statement, (iii) the preliminary prospectus supplement, dated as of May 28, 2026 (the “Preliminary Prospectus Supplement”), and (iv) the final prospectus supplement, dated as of May 28, 2026 (the “Final Prospectus Supplement,” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplements,” and together with the Base Prospectus, as supplemented from time to time by one or more prospectus supplements, the “Prospectus”), which Prospectus Supplements were filed by the Company with the Commission on May 28, 2026 and June 1, 2026, respectively, pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the public offering of an aggregate of up to 894,447 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), which includes 116,667 additional shares of Common Stock that may be issued upon the exercise of the underwriter’s over-allotment option. The Shares are being sold pursuant to an underwriting agreement, dated as of May 28, 2026, by and between Newbridge Securities Corporation, as the underwriter, and the Company (the “Underwriting Agreement”).

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares. This opinion is opining upon and is limited to the current federal laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

June 1, 2026

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement and we further consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP